Exhibit 99.1

Volt Information Sciences Provides Update on Fourth Quarter Business Performance

New York, NY, January 27, 2012 – Volt Information Sciences, Inc. (OTC: VISI) today provided a business update and reported selected unaudited financial information for its fiscal 2011 fourth quarter ended October 30, 2011. The Company noted that, due to a previously announced accounting review, all numbers presented in this release are estimates.

Steven Shaw, Volt’s President and Chief Executive Officer, stated, “The Staffing Services Segment, which accounts for a majority of the Company’s total revenue, had approximately $473 million of revenue in the fiscal fourth quarter 2011 compared to approximately $467 million for the same period in 2010.  Staffing Services revenue increased approximately 1% for the quarter, and approximately 11% year-to-date, compared to the prior year. On average, approximately 31,900 U.S. staffing employees were on assignment in the quarter, compared to approximately 31,800 in the fourth quarter of 2010. “

The Telecommunications Services segment reported improved results in the fourth quarter 2011 compared to the prior year’s quarter with approximately break-even operating income resulting from previously announced exiting of certain business lines. The Other reportable segment reported a small operating income, slightly improved from the small operating income reported in the prior year’s quarter.  Results for the Computer Systems Segment will be reported after the accounting review is completed.

Liquidity

During the fiscal year 2011, the Company disbursed approximately $46 million in connection with the restatement and related investigations costs while cash of approximately $15 million was provided by all other operating activities, and approximately $12 million was disbursed for net capital expenditures. The Company transferred approximately $4 million during this fiscal year to restricted cash as collateral for new European banking facilities, and borrowings under the accounts receivable securitization program increased by approximately $40 million, although this was subsequently reduced by approximately $10 million in January 2012.

On October 30, 2011, the Company had cash and cash equivalents of approximately $43 million and an additional approximately $34 million of cash set aside and restricted as collateral for foreign currency credit lines and banking facilities. The Company also had approximately $60 million available from its accounts receivable securitization program. Excluding the approximately $10 million of non-current debt, the Company’s consolidated borrowings were approximately $113 million at October 30, 2011, which includes approximately $23 million of primarily foreign currency borrowings used to hedge foreign denominated receivables and fully collateralized by the restricted cash, and approximately $90 million drawn under the $150 million securitization program. The approximately $90 million drawn under the securitization program was reduced to approximately $80 million in January 2012.

On January 27, 2012 the liquidity facility of Volt’s securitization program was extended from March 15, 2012 to September 15, 2012, and the requirement that the Company provide audited financial statements for its fiscal 2011, 2010 and 2009 years by February 7, 2012 has been extended to September 15, 2012. No amendments were required to any of the Company’s or any subsidiary’s other credit facilities, including the Company’s $42 million bank credit agreement.

The Company believes that it has more than ample liquidity to meet its business requirements currently and for the foreseeable future.

VOLT INFORMATION SCIENCES, INC.

Unaudited, Estimated Condensed Statements of Cash Flows (in Thousands)
	Fiscal Year Ended		Three Months Ended
	October 30, 2011	October 31, 2010	October 30, 2011	October 31, 2010

Cash and cash equivalents at beginning of the period	$51,263	$118,757	$32,982	$45,097

Cash used in connection with restatement and related investigations	(46,264)	(21,429)	(9,619)	(7,771)
Net cash provided by all other operating activities	15,332	605	9,655	17,327
Net cash used in operating activities	(30,932)	(20,824)	36	9,556

Net cash used in investing activities	(12,498)	(14,266)	(964)	(3,606)

Net cash restricted as collateral for borrowings	(3,762)	(30,429)	912	(1,661)
Net cash provided by (used in) all other financing activities	39,280	(1,975)	10,385	1,877
Net cash provided by (used in) financing activities	35,518	(32,404)	11,297	216
Net (decrease) increase in cash and cash equivalents	(7,912)	(67,494)	10,369	6,166
Cash and cash equivalents at end of the period	$43,351	$51,263	$43,351	$51,263

Note: Due to the pending restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Borrowing and Cash Positions (in Thousands)
	October 30, 2011	October 31, 2010

Cash and cash equivalents	$43,351	$51,263
Cash restricted as collateral for borrowings	34,190	30,429
Short-term investments	5,511	5,226
Total cash, cash restricted for borrowings and short-term investments	$83,052	$86,918

Short-term borrowings, including current portion of long-term debt
Accounts receivable securitization program	$90,000	$50,000
Bank loans and other	23,330	23,140
Long-term debt, excluding current portion	9,817	10,626
Total short-term borrowings and long-term debt	$123,147	$83,766

Note: Due to the pending restatement of the Company’s historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates.

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available company data. This financial information is subject to change based on the completion of the Company’s ongoing review of accounting matters, the completion of its fiscal 2011, 2010 and 2009 annual financial statements, the effects of the accounting review on financial results for the fiscal years 2005 through 2008, the restatement of stockholders’ equity as of the beginning of fiscal year 2005 for the effects of adjustments prior to that year, and the completion of the audit of the financial statements by the Company’s independent accountants.  The process of restating prior years’ financial statements is expected to result in changes to the Company’s financial statements for fiscal years 2005 through 2008 due to the correction of errors in the application of certain accounting principles and methodologies that individually or in the aggregate may be material. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2011, 2010 and 2009 Form 10-Ks and other reports.

Since the re-evaluation is ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2011, 2010 or 2009 (or prior years) until appropriate accounting adjustments and restated financial statements have been finalized for 2008 and prior periods, its independent accountants have completed their audit procedures, and amended Reports on Forms 10-K and 10-Q have been filed with the SEC for the periods ended October 28, 2007 and November 2, 2008 and for quarterly periods through May 3, 2009.

Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic”, “confident”, “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,   that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
Ron Kochman
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-2400